Exhibit 99.1
Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
Integrated Corporate Relations, Inc.
John Mills
Senior Managing Director
(310) 954-1105
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2006 SECOND
QUARTER RESULTS
▪	Second Quarter Diluted Earnings Per Share Increases 22.2% to $0.33

▪	Same Store Sales Increase of 2.9% Represents 42nd Consecutive Quarter of Same Store Sales Growth

▪	Declares Regular Quarterly Cash Dividend
EL SEGUNDO, Calif., August 10, 2006 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2006 second quarter that ended on July 2, 2006.
For the fiscal 2006 second quarter, net sales increased $13.7 million, or 6.9%, to $211.8 million from net sales of $198.1 million for the second quarter of fiscal 2005. Same store sales increased 2.9% for the second quarter, representing the Company’s 42nd consecutive quarter of positive same store sales comparisons.
Gross profit increased 5.9% to $76.7 million from $72.4 million in the second quarter of the prior year. The Company’s gross profit margin was 36.2% in the second quarter of fiscal 2006 versus 36.6% in the second quarter of the prior year. Product selling margins, excluding buying, occupancy and distribution, increased 20 basis points versus the same period last year. Gross margin comparisons were affected by higher distribution center costs over the prior year of $2.2 million, which were primarily due to the commencement of operations at the Company’s new distribution center and increased trucking expenses driven partly by higher gasoline prices. Gross profit for the second quarter of this year included a $0.4 million increase of distribution center costs capitalized into inventory, and gross profit for the second quarter of fiscal 2005 included an insurance reimbursement of $0.4 million related to flood damage to one of the Company’s stores.

Selling and administrative expenses as a percentage of sales improved to 27.7% in the second quarter of this year from 29.0% in the second quarter of last year. The year-over-year improvement was primarily due to a $1.4 million reduction in legal and audit fees resulting from additional expense in the second quarter of last year related to the Company’s restatement of prior period financial statements, the recording of co-op advertising cost reimbursements from vendors for fiscal 2006 earlier in the year, a reduction in workers’ compensation reserves and the Company’s receipt of proceeds as a participant in a class action settlement relating to credit card fees, which were partially offset by an increase in the Company’s provision for public liability claims. Additionally, the Company’s distribution center operations at its new facility created improved efficiencies for the Company’s stores in product pricing and check-in, which allowed the Company to realize labor cost savings at the store level. Together with the Company’s positive sales results, these factors contributed to the Company’s leveraging of store-related expenses and advertising expenses for the second quarter, which declined 40 basis points and 50 basis points as a percentage of sales, respectively.
Depreciation and amortization expense increased $0.5 million, or 14.9%, to $4.0 million for the second quarter, from $3.5 million for the same period last year. The higher expense was primarily due to the commencement of operations at the Company’s new distribution center, and also reflected an increase in store count to 329 stores at the end of the second quarter of this year from 311 stores at the end of the second quarter last year. Interest expense for the second quarter of fiscal 2006 increased $0.6 million over the prior year, primarily reflecting rising interest rates.
Net income for the second quarter of fiscal 2006 increased to $7.4 million, or $0.33 per diluted share, from net income of $6.1 million, or $0.27 per diluted share, for the second quarter of fiscal 2005. Results for the second quarter of fiscal 2006 include a pre-tax charge of $0.7 million, or $0.02 per diluted share, for the expensing of stock options.
During the second quarter, the Company used borrowings under its revolving line of credit to prepay $5.0 million of higher interest term loan debt. During the quarter, the Company also amended its existing financing agreement to, among other things, increase its line of credit to $175.0 million and extend the initial termination date to March 20, 2011.
For the twenty-six week period ended July 2, 2006, net sales increased by $30.8 million, or 7.9%, to $419.0 million from net sales of $388.2 million in the same period last year. Same store sales increased 4.1% in the first 26 weeks of fiscal 2006 versus the same period last year. Net income was $13.4 million, or $0.59 per diluted share, for the first 26 weeks of fiscal 2006, compared to net income of $12.6 million, or $0.55 per diluted share, in the same period last year. Results for the first 26 weeks of fiscal 2006 include pre-tax charges totaling $1.1 million, or $0.03 per diluted share, for the expensing of stock options.

“We are pleased to report a strong performance for our second quarter,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “We posted both sales and margin gains in each of our major merchandise categories of footwear, hard goods and apparel. We enjoyed an early and favorable start to the summer selling season driven by warm weather conditions in many of our markets. While we experienced higher distribution center expenses as a result of the commencement of operations at our new and substantially larger facility, we benefited from improved efficiencies at the store level. We are gaining valuable experience in operating our new facility and we are confident that we will realize greater efficiencies in our distribution center operations as we move forward.”
Quarterly Cash Dividend
The Company’s Board of Directors has declared a quarterly cash dividend of $0.09 per share of outstanding common stock, which will be paid on September 15, 2006 to stockholders of record as of September 1, 2006. As previously announced, during the second quarter of fiscal 2006, the Company’s Board of Directors authorized the increase of the cash dividend from an annual rate of $0.28 per share to an annual rate of $0.36 per share.
Guidance
For the third quarter of fiscal 2006, the Company expects to realize same store sales growth in the low to mid-single digit range and earnings per diluted share in the range of $0.32 to $0.36. This includes a charge of approximately $0.02 per diluted share for the expensing of stock options. The Company expects full-year same store sales growth in the low to mid-single digit range and full-year earnings per diluted share in the range of $1.26 to $1.33. Full-year earnings guidance includes a charge of approximately $0.06 per diluted share for the expensing of stock options. Third quarter and full-year earnings guidance reflects significantly higher trucking expense resulting in part from higher gasoline prices, higher distribution center expenses in connection with the operation of a substantially larger facility and higher interest costs resulting primarily from rising interest rates. Additionally, third quarter earnings guidance reflects the favorable impact of the recording of co-op advertising cost reimbursements from vendors for fiscal 2006 earlier in the year, partially offset by the expected impact of a significantly lower benefit from inventory cost capitalization than the Company experienced in fiscal 2005.
Store Openings
The Company opened three new stores during the second quarter of fiscal 2006, bringing its store count at the end of the second quarter to 329 stores. The Company anticipates opening a total of five new stores during the third quarter of fiscal 2006, and opening a total of approximately 20 new stores during fiscal 2006.
Conference Call Information
The Company will host a conference call and audio webcast today at 2:00 p.m. Pacific (5:00 p.m. EDT) to discuss financial results for the fiscal 2006 second quarter. The webcast will be available at www.big5sportinggoods.com and archived for 30 days. Visitors to the website should select the “Investor Relations” link to access the webcast.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the United States, operating 329 stores in 10 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in costs of goods, operating expense fluctuations, disruption in product flow or increased costs related to distribution center operations, changes in interest rates and economic conditions in general. Those and other risks are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 1, 2006 and its Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2006. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.
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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except earnings per share data)

	13 Weeks Ended
	July 2, 2006	July 3, 2005
Net sales	$211,806	$198,132
Cost of goods sold, buying and occupancy, excluding depreciation and amortization, shown separately below	135,094	125,683

Gross profit	76,712	72,449

Selling and administrative	58,571	57,529
Depreciation and amortization	4,004	3,486

Operating income	14,137	11,434

Interest expense	1,869	1,283

Income before income taxes	12,268	10,151

Income tax	4,837	4,005

Net income	$7,431	$6,146

Earnings per share:
Basic	$0.33	$0.27

Diluted	$0.33	$0.27

Weighted average shares of common stock outstanding:
Basic	22,707	22,678

Diluted	22,807	22,802

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except earnings per share data)

	26 Weeks Ended
	July 2, 2006	July 3, 2005
Net sales	$418,987	$388,231
Cost of goods sold, buying and occupancy, excluding depreciation and amortization, shown separately below	268,848	247,954

Gross profit	150,139	140,277

Selling and administrative	115,963	110,180
Depreciation and amortization	8,404	6,934

Operating income	25,772	23,163

Interest expense	3,698	2,424

Income before income taxes	22,074	20,739

Income tax	8,700	8,179

Net income	$13,374	$12,560

Earnings per share:
Basic	$0.59	$0.55

Diluted	$0.59	$0.55

Weighted average shares of common stock outstanding:
Basic	22,705	22,678

Diluted	22,805	22,808

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	July 2,	January 1,
	2006	2006
Assets
Current assets
Cash and cash equivalents	$8,218	$6,054
Merchandise inventories	245,561	223,243
Other current assets	28,394	26,607

Total current assets	282,173	255,904

Property and equipment, net	85,134	86,475
Other long-term assets	11,875	10,604

Total assets	$379,182	$352,983

Liabilities and Stockholders’ Equity

Accounts payable	$105,928	$90,698
Other current liabilities	51,502	72,061
Deferred rent and other long-term liabilities	25,446	25,793
Long-term debt	109,582	88,760

Total liabilities	292,458	277,312

Net stockholders’ equity	86,724	75,671

Total liabilities and stockholders’ equity	$379,182	$352,983